(610) 478-2000


                        February 26, 1997



Board of Directors
Food Court Entertainment Network, Inc.
220 East 42nd Street, 16th Floor
New York, New York 10017

Re:  Registration Statement on Form S-3

Gentlemen:

     In connection with the proposed offer and sale (A) by certain securityholders (the "Selling Securityholders") of Food Court Entertainment Network, Inc. (the "Company") of (i) up to 2,857,189 shares of Series A common stock, par value $.01 per share (the "Common Stock"), (ii) up to 4,711,563 Redeemable
Class A Warrants (the "Class A Warrants"), (iii) up to 3,336,863 Redeemable Class B Warrants (the "Class B Warrants") and (iv) up to 401,321 warrants issued by the Company to Furman Selz LLC (the "Furman Selz Warrants"), and (B) by the Company of (i) up to 25,216,575 shares of Common Stock issuable by the Company upon the exercise of the outstanding Class A Warrants, Class B Warrants, Furman Selz Warrants and warrants issued by the Company to D.H. Blair Investment Banking Corp. ("Blair") and certain of Blair's designees in connection with the Company's preferred stock offering in 1994 (the "Blair Warrants") and (ii) up to 8,796,797 Class B Warrants issuable by the Company upon the exercise of all outstanding Class A Warrants, covered by the Company's Registration Statement on Form S-3 (File No. 333-21077) (the "Registration Statement"), we, as counsel to the Company, have reviewed:

     (1) the Amended and Restated Certificate of Incorporation of the Company;

     (2)  the Bylaws of the Company;

     (3)  resolutions of the Board of Directors of the Company;
          and

     (4)  the Registration Statement.

     Based upon the examination and subject to the qualifications set forth below, it is our opinion that:

     (i) The shares of Common Stock, the Class A Warrants, the Class B Warrants and the Furman Selz Warrants currently held by the Selling Securityholders and covered by the Registration Statement have been duly authorized and legally issued and are fully paid and non-assessable.

    (ii) The Class B Warrants issuable upon the exercise of the Class A Warrants will, upon issuance and payment in accordance with the terms of the Class A Warrants, be duly authorized, legally issued, fully paid and non-assessable.

   (iii) The Series A Common Stock issuable upon the exercise of the Class A Warrants, the Class B Warrants, the Furman Selz Warrants and the Blair Warrants will, upon issuance and payment in accordance with the terms of such Warrants, be duly authorized, legally issued, fully paid and non-assessable.

     This opinion is given as of the date hereof. We assume no obligation to update or supplement this opinion to reflect any facts or circumstances which may hereafter come to our attention or any changes in laws which may hereafter occur.

     We consent to the filing of this opinion as an exhibit to the Registration Statement, and to the reference to us under the heading "Legal Matters" in the related Prospectus. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

                                   Very truly yours,

                              /s/  STEVENS & LEE